Exhibit 4.7

AMENDED AND RESTATED FIFTH SUPPLEMENTAL INDENTURE

     AMENDED AND RESTATED FIFTH SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) among OMNICOM GROUP INC., a New York corporation (the “Company”), OMNICOM CAPITAL INC., a Connecticut corporation (“OCI”), OMNICOM FINANCE INC., a Delaware corporation (“OFI” and together with the Company and OCI, the “Issuers”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (as successor to JPMorgan Chase Bank, N.A.), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

     WHEREAS, the Issuers and the Trustee have heretofore executed and delivered to the Trustee the Fifth Supplemental Indenture dated as of January 20, 2009 (the “Fifth Supplemental Indenture”) to the Indenture, dated as of February 7, 2001, as amended by the First Supplemental Indenture, dated as of February 13, 2004, the Second Supplemental Indenture, dated as of November 4, 2004, the Third Supplemental Indenture, dated as of November 30, 2004 and the Fourth Supplemental Indenture, dated as of July 10, 2008 (as so amended, the “Indenture”), providing for the issuance of an aggregate principal amount of $850,000,000 of Liquid Yield Option™ Notes due 2031 (the “Securities”), $847,031,000 of which are outstanding on the date hereof;

     WHEREAS, the Issuers would like to amend and restate the Fifth Supplemental Indenture to clarify the amendments contained therein;

     WHEREAS, the Issuers desire to amend Section 1.02 and Section 3.08 of the Indenture and Sections 2 and 7 of Exhibit A-1 to the Indenture to permit the Issuers to designate any other Person, including but not limited to, financial institutions, corporations, partnerships or limited liability companies (such Persons, “Purchase Parties”) to purchase Securities which are surrendered by a Holder for purchase pursuant to Section 3.08 of the Indenture and to provide that any such Securities purchased by a Purchase Party shall remain outstanding;

     WHEREAS, Section 9.01(4) of the Indenture provides that the Issuers and the Trustee may amend or supplement the Indenture without the consent of any Securityholder to make any change that does not, as evidenced by an Opinion of Counsel delivered to the Trustee, materially adversely affect the rights of any Securityholder;

     WHEREAS, an Opinion of Counsel has been delivered to the Trustee under Section 9.01(4) of the Indenture; and

     WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee hereby amend and restate the Fifth Supplemental Indenture in its entirety as set forth herein and the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

     1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms set forth in the Indenture.

     2. Amendments. The Indenture be, and hereby is, amended as follows:

     2.1 The following definitional cross-reference is hereby added to Section 1.02 of the Indenture as follows:

     ““Purchase Party” ................................................................................................. 3.08(e).”

     2.2 Section 3.08 of the Indenture is hereby amended and restated in its entirety to read as follows:

     “Section 3.08 Purchase of Securities at Option of the Holder. (a) General. Subject to paragraph (e) below, if a Holder exercises its right to require the Issuers to purchase Securities pursuant to paragraph 7 of the Securities, such Securities shall be purchased by the Issuers or a Purchase Party, if applicable, pursuant to paragraph 7 of the Securities on each February 7 from February 7, 2002 through February 7, 2030 (each February 7 in the aforementioned period, a “Purchase Date”), at a purchase price equal to (i) the Issue Price of the Security for any Purchase Date occurring on or prior to February 7, 2021 and (ii) the Issue Price plus accrued Contingent Additional Principal, if any, as of the relevant Purchase Date for any Purchase Date occurring after February 7, 2021 (each a “Purchase Price,” as applicable), at the option of the Holder thereof, upon:

     (1) delivery to the Paying Agent, by the Holder of a written notice of purchase (a “Purchase Notice”) at any time from the opening of business on the date that is at least 20 Business Days prior to a Purchase Date until the close of the third Business Day prior to such Purchase Date stating:

     (A) the certificate number of the Security which the Holder will deliver to be purchased,

     (B) the portion of the Principal Amount at Maturity of the Security which the Holder will deliver to be purchased, which portion must be a Principal Amount at Maturity of $1,000 or an integral multiple thereof, and

     (C) that such Security shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in paragraph 7 of the Securities and in this Indenture; and

     (2) delivery of such Security to the Paying Agent prior to, on or after the Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Purchase Price therefor; provided, however, that such Purchase Price shall be so paid pursuant to this Section 3.08 only if the Security so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Purchase Notice, as determined by the Issuers.

     The Issuers or the Purchase Party, as applicable, shall purchase from the Holder thereof, pursuant to this Section 3.08, a portion of a Security if the Principal Amount at Maturity of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the purchase of all of a Security also apply to the purchase of such portion of such Security.

     Any purchase by the Issuers or the Purchase Party, as applicable, contemplated pursuant to the provisions of this Section 3.08 shall be consummated by the delivery of the cash consideration to be received by the Holder (including accrued and unpaid Contingent Cash Interest, if any) promptly following the later of the Purchase Date and the time of delivery of the Security.

     Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this Section 3.08(a) shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the Business Day prior to the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.10.

     The Paying Agent shall promptly notify the Issuers and any Purchase Party of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

     (b) Purchase with Cash. On each Purchase Date, the Purchase Price of Securities in respect of which a Purchase Notice pursuant to Section 3.08(a) has been given shall be paid by the Issuers or the Purchase Party, if any, with cash equal to the aggregate Purchase Price of such Securities.

     (c) The Issuers’ Notice. The Issuers shall send a notice (the “Issuers’ Notice”) to the Holders (and to beneficial owners as required by applicable law) in the manner provided in Section 12.02 not less than 20 Business Days prior to the applicable Purchase Date (the “Issuers’ Notice Date”). Each Issuers Notice shall include a form of Purchase Notice to be completed by a Securityholder and shall state:

     (i) the Purchase Price, the Conversion Rate and, to the extent known at the time of such notice, the amount of Contingent Cash Interest, if any, that will be accrued and payable with respect to the Securities as of the Purchase Date;

     (ii) the name and address of the Paying Agent and the Conversion Agent;

     (iii) that Securities as to which a Purchase Notice has been given may be converted pursuant to Article 10 hereof only if the applicable Purchase Notice has been withdrawn in accordance with the terms of this Indenture;

     (iv) that Securities must be surrendered to the Paying Agent to collect payment of the Purchase Price and Contingent Cash Interest, if any;

     (v) that the Purchase Price for any Security as to which a Purchase Notice has been given and not withdrawn, together with any accrued Contingent Cash Interest payable with respect thereto, will be paid promptly following the later of the Purchase Date and the time of surrender of such Security as described in (iv);

     (vi) the procedures the Holder must follow to exercise rights under Section 3.08 and a brief description of those rights;

     (vii) briefly, the conversion rights of the Securities;

     (viii) the procedures for withdrawing a Purchase Notice (including, without limitation, for a conditional withdrawal pursuant to the terms of Section 3.10);

     (ix) that, unless the Issuers default in making payment of such Purchase Price, Contingent Additional Principal and Contingent Cash Interest, if any, on Securities called for redemption will cease to accrue on after the Purchase Date; and

     (x) the CUSIP number of the Securities.

     At the Issuers’ request, the Trustee shall give such Issuers’ Notice in the Issuers’ name and at the Issuers’ expense; provided, however, that, in all cases, the text of such Issuers’ Notice shall be prepared by the Issuers.

     (d) Procedure upon Purchase. The Issuers or the Purchase Party, if any, shall deposit cash with the Paying Agent at the time and in the manner as provided in Section 3.11, sufficient to pay the aggregate Purchase Price of, and any accrued and unpaid Contingent Cash Interest with respect to, all Securities to be purchased pursuant to this Section 3.08.

     (e) Designation of Purchase Party. The Issuers shall have the option, exercisable at any time or from time to time, by an instrument in writing signed by the Issuers and provided to the Paying Agent, to designate a, or change the existing designation of the, financial institution, corporation, partnership or limited liability company, to which Securities are surrendered by a Holder for purchase (a “Purchase Party”). If applicable, the Issuers shall enter into an agreement with the Paying Agent, in form and substance reasonably satisfactory to the Paying Agent, providing that, at the opening of business on each Business Day during the period commencing 20 Business Days prior to the Purchase Date through the Purchase Date, the Paying Agent shall inform the Purchase Party as to the aggregate Initial Principal Amount at Maturity of Securities surrendered for purchase on the prior Business Day. The Purchase Party may accept for purchase all or any of such Securities if it agrees, no later than the time specified in the agreement between the Issuers and the Paying Agent (or, absent such agreement, by the Purchase Date), to deliver in payment therefor the Purchase Price. Settlement of any such purchase shall take place no later than the Purchase Date and notwithstanding any other provision of this Indenture or the Securities, any Securities so purchased by a Purchase Party will remain outstanding under the Indenture whether or not the Paying Agent held money or securities sufficient to pay such Securities on or prior to the Business Day following such Purchase Date. In the event that the Purchase Party fails to deliver the Purchase Price by such Purchase Date, the Purchase Party shall be in default of its obligations and, instead of being purchased by the Purchase Party, the Securities will be purchased by the Issuers in accordance with Section 3.08(d). A Holder whose Securities are purchased in whole or in part shall be given a written confirmation from the Paying Agent informing such Holder as to the aggregate Principal

Amount at Maturity of the Securities so purchased. The agreement between the Issuers and the Paying Agent setting forth the procedures to be followed in a purchase may be changed at any time by the Issuers and the Paying Agent so long as such change does not, as evidenced by an Opinion of Counsel delivered to the Paying Agent, adversely affect the rights under this Indenture of a Holder who surrenders its Securities for purchase.”

     2.3 Section 2 of Exhibit A-1 to the Indenture is hereby amended and restated in its entirety to read as follows:

     “2. Method of Payment.

     Subject to the terms and conditions of the Indenture, and except as otherwise provided in the Indenture, the Issuers or the Purchase Party, with respect to the Purchase Price only, will make payments in respect of Redemption Prices, Purchase Prices, Change in Control Purchase Prices and at maturity of this Security to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. In addition, the Issuers will pay Contingent Cash Interest, if any. The Issuers or the Purchase Party will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Issuers or the Purchase Party may make such cash payments by check payable in such money if the Security is not registered in the name of Cede & Co. or a nominee thereof. If the Security is registered in the name of Cede & Co. or a nominee thereof, the Issuers or the Purchase Party may make such cash payments by wire transfer. Any payment required to be made on any day that is not a Business Day will be made on the next succeeding Business Day.”

     2.4 The second paragraph of Section 7 of Exhibit A-1 to the Indenture is hereby amended and restated in its entirety to read as follows:

     “The Purchase Price shall be paid in cash and shall be paid by the Issuer or a Purchase Party, if a Purchase Party has been so designated by the Issuers, in accordance with the terms of the Indenture.”

     2.5 The first paragraph of Section 4 of Exhibit A-1 to the Indenture is hereby amended and restated in its entirety to read as follows:

     “The Company initially issued the Securities under an Indenture dated as of February 7, 2001, between the Company and the Trustee as amended by the First Supplemental Indenture, dated as of February 13, 2004, among the Issuers and the Trustee, the Second Supplemental Indenture, dated as of November 4, 2004, among the Issuers and the Trustee, the Third Supplemental Indenture, dated as of November 30, 2004, among the Issuers and the Trustee, the Fourth Supplemental Indenture, dated as of July 10, 2008, among the Issuers and the Trustee and the Amended and Restated Fifth Supplemental Indenture, dated the date hereof, among the Issuers and the Trustee (as so amended, the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the “TIA”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.”

     3. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     4. Modification, Amendment and Waiver. The provisions of this Supplemental Indenture may not be amended, supplemented, modified or waived except by the execution of a Supplemental Indenture executed by the Issuers, the Trustee and, to the extent such amendment, supplement or waiver limits or impairs the rights of any Securityholder, by such Securityholder. Any such amendment shall comply with Article 9 of the Indenture. Until an amendment, waiver or other action by Securityholders becomes effective, a consent thereto by a Securityholder of a Security hereunder is a continuing consent by the Securityholder and every subsequent Securityholder of that Security or portion of the Security that evidences the same obligation as the consenting Securityholder’s Security, even if notation of the consent, waiver or action is not made on the Security. However, any such Securityholder or subsequent Securityholder may revoke the consent, waiver or action as to such Securityholder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment, waiver or action becomes effective. After an amendment, waiver or action becomes effective, it shall bind every Securityholder.

     5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail. Notwithstanding the foregoing, this Supplemental Indenture supersedes the Fifth Supplemental Indenture (and any and all other previous agreements and understandings, oral or written, relating to the Fifth Supplemental Indenture) in its entirety, and such Fifth Supplemental Indenture shall no longer be of any force or effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

     6. Trust Indenture Acts Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

     7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

     8. Trustee Makes No Representation. The statements herein are deemed to be those of the Company, OCI or OFI, as applicable, and not of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     9. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

     10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

     11. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Section 12.02 of the Indenture, as said Section may be amended hereby.

     12. Successors. All agreements of each of the Company, OCI and OFI in respect of this Supplemental Indenture shall bind its successor.

     13. Effectiveness. This Supplemental Indenture is signed on January 29, 2009, but is effective as of January 20, 2009.

[Signature page follows]

     IN WITNESS WHEREOF, this Supplemental Indenture has been duly executed by the Company, OCI, OFI and the Trustee on January 29, 2009, effective as hereinabove provided.

OMNICOM GROUP INC.

By:	/s/ Randall J. Weisenburger

Name:	Randall J. Weisenburger
Title:	Executive Vice President
and Chief Financial Officer

OMNICOM CAPITAL INC.

By:	/s/ Michael J. O’Brien

Name:	Michael J. O’Brien
Title:	Secretary

OMNICOM FINANCE INC.

By:	/s/ Randall J. Weisenburger

Name:	Randall J. Weisenburger
Title:	Chief Executive Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng

Name:	Carol Ng
Title:	Vice President

By:	/s/ Randy Kahn

Name:	Randy Kahn
Title:	Vice President